Exhibit 8.1

[Latham & Watkins Letterhead]

[Date]

Healthpeak Properties, Inc.

4600 South Syracuse Street, Suite 500

Denver, CO 80237

Re:	Agreement and Plan of Merger dated as of October 29, 2023

To the addressee set forth above:

We have acted as special tax counsel to Healthpeak Properties, Inc., a Maryland corporation (“Parent”), in connection with the proposed merger (the “Company Merger”) of Physicians Realty Trust, a Maryland real estate investment trust (the “Company”), with and into Alpine Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Alpine Sub”), with Alpine Sub surviving the merger. The Company Merger will be consummated pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 29, 2023, by and among Parent, Alpine Sub, Alpine OP Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of Healthpeak OP, LLC, a Maryland limited liability company, the Company, and Physicians Realty L.P., a Delaware limited partnership. The Company Merger is described in the registration statement on Form S-4, Registration No. [ • ], initially filed by Parent with the Securities and Exchange Commission (the “Commission”) on December 15, 2023 (together with the documents incorporated by reference therein and including the joint proxy statement/prospectus contained therein), as amended through the date hereof (collectively, the “Registration Statement”), under the Securities Act of 1933, as amended. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In acting as special tax counsel to Parent in connection with the Company Merger, we have participated in the preparation of the Merger Agreement, and pursuant to Section 7.15 of the Merger Agreement, you have requested our opinion regarding whether, on the basis of the facts, representations and assumptions set forth herein, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement, (iii) (A) the certificate of an officer of Parent and an officer of Alpine Sub, dated as of the date hereof and delivered to us pursuant to Section 7.15(b)(iii) of the Merger Agreement, and (B) the certificate of an officer of the Company, dated as of the date hereof and delivered to us pursuant to Section 7.15(a)(iii) of the Merger Agreement (together, the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Company Merger Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Company Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Company Merger will be effective under the laws of the State of Maryland;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Company Merger Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Company Merger Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based on any person’s “belief,” “expectation” or similar qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Company Merger Effective Time, in each case without such qualification;

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement; and

6.	There will be no change in applicable U.S. federal income tax law from the date hereof through the Company Merger Effective Time.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, for United States federal income tax purposes, the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment as of the date hereof regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Company Merger. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Company Merger as described in the Merger Agreement, the Registration Statement and the Officer’s Certificates, or to any transaction whatsoever, including the Company Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered in connection with Parent’s filing of the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences of the Company Merger” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

DRAFT